SUBADVISORY AGREEMENT

        This SUBADVISORY AGREEMENT is
dated as of December 14, 2007 by and between AIG SUNAMERICA ASSET MANAGEMENT
CORP., a Delaware corporation (the Adviser), and
MARSICO CAPITAL MANAGEMENT, LLC, a
Delaware limited liability company (the
Subadviser).

WITNESSETH:

        WHEREAS, the Adviser and Seasons
Series Trust, a Massachusetts business trust (the
Trust), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the Advisory
Agreement), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

        WHEREAS, the Trust is registered under
the Investment Company Act of 1940, as amended
(the Act), as an open-end management investment company and may issue shares of beneficial interest, no par value per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

        WHEREAS, the Subadviser is engaged in
the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

        WHEREAS, the Adviser desires to retain
the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto or portions thereof, as applicable (the Portfolio or Portfolios), and the Subadviser is willing to furnish such services;

        NOW, THEREFORE, it is hereby agreed
between the parties hereto as follows:

        1.	Duties of the Subadviser. The
Adviser hereby engages the services of the Subadviser in furtherance of its Investment
Advisory and Management Agreement with the Trust. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio. The
Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser, as agent and attorney-in-fact of the Trust, may, when it deems appropriate and without prior consultation with the Adviser, (a) buy, sell, exchange, convert and otherwise trade in any stocks, bonds and other securities including money market instruments, whether the issuer is organized in the United States or outside the United States, (b) place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as the Subadviser may select and (c) purchase, sell, exchange or convert foreign currency in the spot or forward markets as necessary to facilitate transactions in international securities for the Portfolios. In addition, the custodian shall provide the Subadviser with daily reports regarding the cash levels in the Portfolios. The custodian designated by the Adviser to hold the assets of each Portfolio will automatically invest any uninvested cash assets of each Portfolio on a daily basis. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with (a) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trusts current prospectus and statement of additional information;
and (b) applicable laws and regulations.

        	The Subadviser represents and
warrants to the Adviser that each Portfolio will at
all times be operated and managed in compliance
with (a) all applicable federal and state laws,
including securities, commodities and banking laws,
governing its operations and investments; (b) the
diversification requirements specified in the Internal
Revenue Services regulations under Section 817(h)
of the Internal Revenue Code of 1986, as amended
(the Code) so as not to jeopardize the treatment of
the variable annuity contracts which offer the
Portfolios (the Contracts) as annuity contracts for
purposes of the Code; (c) the provisions of the Act
and rules adopted thereunder; (d) the objectives,
policies, restrictions and limitations for the
Portfolios as set forth in the Trusts current
prospectus and statement of additional information
as most recently provided by the Adviser to the
Subadviser; and (e) the policies and procedures as
adopted by the Trustees of the Trust, as most
recently provided by the Adviser to the Subadviser.
The Adviser agrees that it, and not the Subadviser,
will be solely responsible for insuring that each
Portfolio (a) is in compliance with the applicable
provisions of Subchapter M, chapter 1 of the Code
(Subchapter M) for each Portfolio to be treated as a
regulated investment company under Subchapter M;
and (b) complies with any limits in its current
prospectus or statement of additional information
concerning concentration of investments or the
amount of assets that may be invested by the
Portfolio in any one or more securities.   The
Subadviser shall furnish information to the Adviser, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.

        	The Subadviser further represents
and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the 1933 Act) and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        	The Subadviser agrees: (a) to
maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

        	The Subadviser accepts such
employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

        	The Subadviser also represents and
warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule
12d3-1 under the Act. For purposes of complying with the preceding sentence the Subadviser may rely on a list, as amended from time to time, of subadvisers of the Portfolios or other series of the Trust, and any subadviser to other investment companies that are under common control with the Trust, as provided by the Adviser.

       2.	Portfolio Transactions. (a) The
Subadviser is responsible for decisions to buy or sell securities and other investments for the assets of each Portfolio, broker-dealers and futures commission merchants selection, and negotiation of brokerage commission and futures commission merchants rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadvisers best judgement, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firms risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities
Exchange Act of 1934, as amended (the 1934 Act), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadvisers having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadvisers overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section
11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The
Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates fiduciary obligations to the Portfolios and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

        (b)	Notwithstanding Section 2(a) above,
for such purposes as obtaining investment research products and services, covering fees and expenses, the Adviser may direct the Subadviser to effect a specific percentage of a Portfolios transactions in securities and other investments to certain broker-dealers and futures commission merchants. In designating the use of a particular broker-dealer or futures commission merchant, the Adviser and Subadviser acknowledge:

(1)	All brokerage transactions
are subject to best execution.
As such, Subadviser will use
its best efforts to direct non-
risk commission transactions
to a particular broker-dealer
or futures commission
merchant designated by the
Adviser provided that the
Subadviser obtains best
execution;

(2)	Such direction may result in
the Subadviser paying a
higher commission,
depending upon the
Subadvisers arrangements
with the particular broker-
dealer or futures commission
merchant, or such other
factors as market conditions,
share values, capabilities of
the particular broker-dealer
or futures commission
merchant, etc.;

(3)	If the Subadviser directs
payments of an excessive
amount of commissions, the
executions may not be
accomplished as rapidly. In
addition, the Subadviser may
forfeit the possible advantage
derived from the aggregation
of multiple orders as a single
bunched transaction where
Subadviser would, in some
instances, be in a better
position to negotiate
commissions; and

(4)	Subadviser does not make
commitments to allocate
fixed or definite amounts of
commissions to brokers. As
such the Subadviser may be
unable to fulfill the Advisers
request for direction due to
the reasons stated above.

        3.	Compensation of the Subadviser.
The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days net assets in order to calculate the daily accrual). For purposes of calculating the Subadvisers fee, the average daily net asset value of a Portfolio shall mean the average daily net assets for which the Subadviser actually provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

        4.	Other Services. At the request of the
Trust or the Adviser, the Subadviser in its discretion may make available to the Trust, office facilities, equipment, personnel and other services in order to facilitate meetings or other similar functions. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trust or the Adviser at the Subadvisers cost.

        5. 	Reports. The Trust, the Adviser and
the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

        6. 	Status of the Subadviser. The
services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.


        7. 	Proxy Voting.  The Adviser will
vote proxies relating to the Portfolios securities.
The Adviser will vote all such proxies in
accordance with such proxy voting guidelines and
procedures adopted by the Board of Trustees.  The
Adviser may, on certain non-routine matters,
consult with the Subadviser before voting proxies
relating to the Portfolios securities.   The Adviser
will instruct the custodian and other parties providing services to the Trust promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).

        8.	Certain Records. The Subadviser
hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule
31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trust[?].

        	The Subadviser agrees that all
accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trusts auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

        9. 	Reference to the Subadviser.
Neither the Trust nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

        10.	Liability of the Subadviser. (a) In
the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (disabling conduct) hereunder on the part of the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) or to the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in
Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation
(including reasonable legal and other expenses) arising from Subadvisers rendering of services under this Agreement.

        	(b)	The Subadviser agrees to
indemnify and hold harmless the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors/trustees, officers or controlling person may become subject under the Act, the 1933
Act, under other statutes, common law or otherwise, which may be based on (i) the Subadvisers disabling conduct, including but not limited to any material failure by the Subadviser to comply with the provisions and representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadvisers indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

              (c)	The Subadviser shall not be
liable to the Adviser for (i) any acts of the Adviser or any other subadviser to the Portfolios with respect to the portion of the assets of a Portfolio not managed by Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Adviser, including, but not limited to:
(A) a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to a Portfolio, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request; and (B) acts of the Subadviser that were made in reasonable reliance upon information provided to it by the Adviser. The
Adviser agrees that Subadviser shall manage the portion of the assets of a Portfolio allocated to it as if it was a separate operating portfolio and shall comply with Section 1 of this Subadvisory
Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Portfolio and qualifications of a Portfolio as a regulated investment company under the Code) only with respect to the portion of assets of a Portfolio allocated to Subadviser. The Adviser shall indemnify the Subadviser (and its officers, directors/trustees, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Trust and any other subadviser with respect to the portion of a Portfolios assets not allocated to Subadviser.

        11.	Permissible Interests. Trustees and
agents of the Trust are or may be interested in the Subadviser (or any successor thereof) as directors/trustees, partners, officers, or shareholders, or otherwise; directors/trustees, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

        12. 	Term of the Agreement. This
Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

        	With respect to each Portfolio, this
Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days written notice to the Adviser and the Trust; provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Act, or after six months written notice, whichever is earlier. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This
Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

        This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

        13. 	Severability. If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        14. 	Amendments. This Agreement may
be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

        15. 	Governing Law. This Agreement
shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

        16. 	Personal Liability. The Declaration
of the Trust establishing the Trust (the Declaration), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust Property, as defined in the Declaration, only shall be liable.

        17. 	Separate Series. Pursuant to the
provisions of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other
Portfolio or of the Trust as a whole.

        18.	Confidentiality. The Subadviser will
not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute, settle, reconcile, or otherwise facilitate transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others or becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is necessary or appropriate for the Subadviser to carry out its duties on behalf of its clients, including the Portfolios, and where
Subadviser has obtained a confidentiality agreement or otherwise has reasonable expectations that such information will not be misused. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

        19. 	Notices. All notices shall be in
writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:


        Subadviser: 		Marsico Capital
Management, LLC
        			1200 17th Street -
Suite 1600
        			Denver, CO  80202
        			Attention:
	Thomas M.J. Kerwin

        Adviser: 		AIG SunAmerica
Asset Management Corp.
        			Harborside Financial
Center
        			3200 Plaza 5
        			Jersey City, NJ
07311
        			Attention:
	Gregory N. Bressler
        					Senior
Vice President and

	General Counsel

        with a copy to: 	AIG Retirement
Services, Inc.
        			1 SunAmerica Center
        			Century City
        			Los Angeles, CA
90067-6022
        			Attention:
	Mallary L. Reznik
        					Deputy
General Counsel

        IN WITNESS WHEREOF, the parties have
caused their respective duly authorized officers to execute this Agreement as of the date first above written.

        				AIG
SUNAMERICA ASSET MANAGEMENT
CORP.

	By: /s/ PETER
A. HARBECK
	Name:	Peter
A. Harbeck
	Title:
	President &
CEO


	MARSICO
CAPITAL MANAGEMENT, LLC
	By: /s/
CHRISTOPHER J. MARSICO
	Name:
	Christopher J.
Marsico
	Title:
	President



Schedule A


Portfolio(s)
Annual Fee(as a percentage of the average daily net assets the Subadviser manages in the portfolio)


Focus Growth
Portfolio
0.40%


Focus Growth
and Income
Portfolio
0.45% on the first $500MM*
0.40% thereafter


*	For the purposes of the breakpoint on
the Focus Growth and Income Portfolio, the asset level at which the fee rate breaks shall be based upon the average daily net assets of all portfolios of SunAmerica Series
Trust for which Marsico serves as subadviser.


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- Subadvisory Agreement (Final 10-02-07) SST.doc